Exhibit 4.4
December 29, 2005

To the Investors (as defined below)

RE: Lock-Up Letter Agreement

Ladies and Gentlemen:

This Lock-Up Letter Agreement is being delivered to you in connection with the Securities Purchase Agreement (the “Purchase Agreement”), dated as of December 22, 2005 by and among Cape Coastal Trading Company (the “Company”), uBid, Inc. and the investors party thereto (the “Investors”), with respect to the issuance of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”) and warrants to acquire additional shares of Common Stock. Terms not defined herein have the meaning given them in the Purchase Agreement.

In order to induce you to enter into the Purchase Agreement, the undersigned agrees that for a period (the “Base Period”) of 365 days beginning on the First Closing Date (as defined in the Purchase Agreement), the undersigned will not, without your prior written consent, (i) other than with respect to redemptions by the Company required by the Merger Agreement, sell, offer to sell, contract or agree to sell, transfer, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of Common Stock or warrants or other rights to purchase shares of Common Stock, or cause the Company to file or cause to be declared effective a registration statement with the Securities and Exchange Commission (the “Commission”) relating to the offer and sale of any shares of Common Stock (other than the Registration Statement contemplated under Article VI of the Purchase Agreement or the Merger Agreement), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Common Stock, or warrants or other rights to purchase shares of Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Commission (collectively, the "Undersigned Shares"); provided that if the Registration Statement is not declared effective by the SEC on or prior to the Required Effectiveness Date, the number of days between the actual Effective Date and the Required Effectiveness Date will be added to the Base Period (the Base Period, subject to such extension shall be referred to as the “Lock-up Period”).

The foregoing shall not, with respect to Undersigned Shares, apply to (a) bona fide gifts, whether to charitable organizations or otherwise, provided the recipient thereof agrees in writing with each of you to be bound by the terms of this Lock-Up Letter Agreement, (b) dispositions to any foundation, trust, partnership or the limited liability company, as the case may be, exclusively for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned, provided that such person (or trustee of such trust) agrees in writing with each of you to be bound by the terms of this Lock-Up Letter Agreement, (c) transfers as required by law and (d) to dispositions by a partnership to a partner of such partnership, provided such partner agrees in writing with each of you to be bound by the terms of this Lock-Up Letter Agreement.

Notwithstanding anything herein to the contrary, with respect to any Securities purchased by the undersigned pursuant to the Purchase Agreement, the undersigned may sell, offer to sell, contract or agree to sell, transfer, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly of such Securities (a) in an underwritten secondary offering of the Company’s shares, (b) if the price at which shares of Common Stock are so sold or otherwise disposed is at least $5.00 per share, as equitably adjusted for stock splits and the like from and after the date hereof, or (c) pursuant to a redemption in accordance with the terms of the Merger Agreement.

Notwithstanding the foregoing, the undersigned’s obligations under this Lock-Up Letter Agreement shall be released at any time prior to the expiration of the Lock-up Period if (1) the sale price of the Common Stock for any 20 out of the last 30 trading days is greater than $6.75 per share, as equitably adjusted for stock splits and the like from and after the date hereof, and (2) the Common Stock is listed on NYSE, AMEX or Nasdaq National Market.

The undersigned confirms that he, she or it understands that the Investors will rely upon the representations set forth in this Lock-Up Letter Agreement in proceeding with the transactions contemplated by the Purchase Agreement. The undersigned further confirms that the agreements of the undersigned are irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns. The undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of securities held by the undersigned except in compliance with this Lock-Up Letter Agreement.

This Lock-Up Letter Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal laws of the State of New York will control the interpretation and construction of this Lock-Up Letter Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

[Signature Page Attached hereto]

Yours very truly,

[Investor]

By:

Its: